EXHIBIT 21.1

Subsidiaries of Propex Fabrics Inc.

As of December 31, 2005

Each of the following is directly or indirectly wholly-owned by Propex Fabrics Inc.

Propex Fabrics International Holdings I Inc. (Delaware)

Propex Fabrics International Holdings II Inc. (Delaware)

Propex do Brasil Ltda. (Brazil)

Propex Fabrics Holdings do Brasil Ltda. (Brazil)

Propex Fabrics Canada, Inc. (Canada)

Propex Fabrics Magyarország Vagyonkezelo Korlátolt Felelosségu Társaság (Hungary)

Propex Fabrics Magyarország Termelo Korlátolt Felelosségu Társaság (Hungary)

Propex Fabrics GmbH (Germany)

Propex Fabrics de Mexico, S.A. de C.V. (Mexico)

Propex Fabrics Servicios, S.A. de C.V. (Mexico)